Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Nine-Months Ended September 30, 2012

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and nine-month periods ended September 30, 2012. For the three-month period ended September 30, 2012 (the “2012 Quarter”), the Company reported revenues of $18.4 million, which represented an increase of $0.8 million, or 4%, from the $17.7 million in revenues reported for the three-month period ended September 30, 2011 (the “2011 Quarter”). For the 2012 Quarter, the Company reported net income of $326,000, or an increase of 9% from net income of $300,000 reported for the 2011 Quarter.

For the nine-month period ended September 30, 2012 (the “2012 Period”), the Company reported revenues of $53.8 million, which represented an increase of $1.6 million, or 3%, from the $52.2 million in revenues reported for the nine-months ended September 30, 2011 (the “2011 Period”). For the 2012 Period, the Company reported net income of $1,210,000, or a decrease of 3% from net income of $1,253,000 reported for the 2011 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “Our growth in revenues during both the 2012 Quarter and 2012 Period is reflective of our ongoing commitment to recruiting and retaining the finest advisors in the industry. EBITDA, as adjusted, which we also consider in evaluating our operations, decreased during the 2012 Quarter to $895,000 compared with $993,000 for the 2011 Quarter. EBITDA, as adjusted, decreased during the 2012 Period to $3,094,000 from $3,141,000 reported for the 2011 Period.” Mr. Leeds continued: “The success of the Company will always be directly related to the commitment and dedication of our financial advisors, their staffs and our home office associates. As always, I would like to thank each of these individuals for their contribution towards the execution of the Company’s growth strategy.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of 310 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	Three Months Ended September 30		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Income as reported	$325,988	$299,752	$1,210,149	$1,253,389
Add: Depreciation	52,016	47,701	153,117	133,380
Amortization - notes	47,559	57,182	125,800	194,324
Non-cash compensation	140,393	139,403	605,039	540,937
Income tax expense	329,172	449,042	1,000,000	1,019,422

EBITDA, as adjusted	$895,128	$993,080	$3,094,105	$3,141,452

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by

Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended September 30, 2012

	For the Three Months Ended September 30,
	2012 (Unaudited)	2011(1) (Unaudited)
Revenues
Commissions	$17,360,920	$16,195,086
Interest and dividends	232,473	275,940
Other	848,762	1,188,727
	$18,442,155	$17,659,753
Expenses
Commissions and clearing costs	14,847,878	13,822,192
Employee compensation and benefits	1,631,139	1,491,567
Occupancy and equipment	198,346	188,541
Communications	111,131	117,047
Depreciation and amortization	52,016	47,701
Other operating expenses	946,485	1,243,911
	$17,786,995	$16,910,959

Income before income taxes	655,160	748,794
Provision for income taxes	329,172	449,042

Net income	$325,988	$299,752
Basic income per common share	$0.01	$0.01
Diluted income per common share	$0.01	$0.01

Basic	26,670,082	26,091,666
Diluted	31,822,469	29,947,328

(1)	Certain amounts from the 2011 Quarter have been reclassified to conform to the current year presentation. These reclassifications had no impact on the reported net income for the 2011 Quarter.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2012

	For the Nine Months Ended September 30,
	2012 (Unaudited)	2011(2) (Unaudited)
Revenues
Commissions	$50,555,223	$48,537,399
Interest and dividends	737,690	840,388
Other	2,497,888	2,827,978
	$53,790,801	$52,205,765
Expenses
Commissions and clearing costs	43,054,449	41,347,007
Employee compensation and benefits	4,971,329	4,794,295
Occupancy and equipment	584,285	540,239
Communications	342,888	401,152
Depreciation and amortization	153,117	133,380
Other operating expenses	2,474,584	2,716,881
	$51,580,652	$49,932,954

Income before income taxes	2,210,149	2,272,811
Provision for income taxes	1,000,000	1,019,422

Net income	$1,210,149	$1,253,389
Basic income per common share	$0.05	$0.05
Diluted income per common share	$0.04	$0.04
Weighted average common shares outstanding:
Basic	26,616,082	26,650,858
Diluted	31,748,614	31,157,408

(2)	Certain amounts from the 2011 Period have been reclassified to conform to the current year presentation. These reclassifications had no impact on the reported net income for the 2011 Period.

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.